Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKSTONE PRIVATE CREDIT FUND

(Exact Name of Registrant as Specified in Governing Instruments)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee(1)(3)
Fees to be Paid	Debt	Notes	457(o)	$1,000,000	—	$1,000,000	0.0000927	$92.70
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,000,000		$92.70
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$92.70

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.
(2)	Being registered pursuant to this Registration Statement.
(3)	Calculated pursuant to Rule 457(o) and paid in connection with the filing of this Registration Statement on [ ], 2022.